Exhibit 10.1
EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BETWEEN

TKC LXXII, LLC, a North Carolina limited liability company,

(the “Seller”)

AND

ARGOS THERAPEUTICS, INC.,
a Delaware corporation

(the “Buyer”)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 16 day of February, 2015 (the “Effective Date”), by and between TKC LXXII, LLC, a North Carolina limited liability company (the “Seller”), and ARGOS THERAPEUTICS, INC., a Delaware corporation (“Buyer”).

RECITALS:

A.           Seller is the owner of the Property (as hereinafter defined in Section 1 hereof).

B.           Buyer wishes to purchase (or have a third party purchase the Property and lease it to Buyer) and Seller desires to sell the Property pursuant to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by the parties, it is hereby agreed as follows:

SECTION 1.  Definitions.

For purposes of this Agreement, the following capitalized terms used herein shall have the meanings set forth below:

Contracts.  “Contracts” means those maintenance agreements, property management agreements, brokerage agreements, landscaping and lawn maintenance agreements, service agreements and other agreements relating to the Property, to which Seller is a party and being described on Schedule 1.

Environmental Law.  “Environmental Law” means any federal, state, or local law, statute, ordinance, regulation, order or rule pertaining to health, industrial hygiene or environmental conditions including, without limitation, the Comprehensive Environmental Response, Conservation and Liability Act; the Resource Conservation and Recovery Act; the Federal Clean Water Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Federal Toxic Substances Control Act; the Federal Safe Drinking Water Act; the Federal Hazardous Materials Transportation Act; and environmental laws of the State of North Carolina including any laws regarding (i) Hazardous Substances, (ii) drinking water, (iii) underground storage of Hazardous Substances, and/or (iv) hazardous waste management.

Escrow Agent.  “Escrow Agent” means  a Title Company selected by Buyer from among the following: Chicago Title, Investors Title or First American Title.

Hazardous Substance.  “Hazardous Substance” means (a) those substances included within the definition of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” or “Solid Waste” in any Environmental Law or in the regulations promulgated pursuant thereto; (b) those substances listed in the United States Department of Transportation Table (40 C.F.R 172.101 and any amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (c) such other chemicals, substances, material, toxins, contaminants and wastes that are or become regulated under the applicable local, state, or federal, or regulations; and (d) oil and petroleum products, asbestos, polychlorinated biphenyls, TCE, PCE or urea formaldehyde.

Improvements.  “Improvements” means all buildings, landscaping, parking and other improvements now or hereafter situated on the Real Property as such improvements were constructed in accordance with the Lease and all right, title and interest appurtenant to the Improvements, including, without limitation, (a) any easement, right-of-way, license, interest, right and appurtenance of any kind relating to the Improvements, (b) any award from and after the Closing Date relating to any damage or any condemnation or other taking (whether permanent or temporary) of the Improvements or any rights related thereto and (c) any insurance proceeds relating to any casualty loss due and owing to Seller as a result of damage or destruction of all or any portion of the Improvements to the extent not applied by Seller to restore the Improvements.

Judgment.  “Judgment” means any judgment, order, award, or decree of any court, governmental authority, regulatory body or arbitrator or any kind.

Judicial Action.  “Judicial Action” means any action, lawsuit, claim, proceeding or investigation (or group of related actions, lawsuits, proceedings or investigations).

Lease.  “Lease” means that certain Lease Agreement dated as of the 18th day of August, 2014 between TKC LXXII, LLC, a North Carolina limited liability company, as Landlord and ARGOS THERAPEUTICS, INC., a Delaware corporation, as Tenant, as amended by that certain First Amendment to Lease Agreement dated as of the 10th day of September, 2014 and that certain Second Amendment to Lease Agreement dated as of the 17th day of September, 2014.

Personal Property.  “Personal Property” means, collectively, all right, title and interest of Seller in and to all equipment, furniture, furnishing, fixtures and personalty, if any, located at the Real Property or the Improvements or affixed to any of the Real Property or the Improvements as of the date of Closing.

Property.  “Property” means, collectively, the Real Property together with the Improvements and the Personal Property.

Real Property.  “Real Property” means that certain parcel of real property (the “Parcel”) located in Durham County, North Carolina as is more particularly described on Exhibit A attached hereto, together with all right, title and interest appurtenant to such property, including, without limitation, (a) any easements, rights-of-way, licenses, mineral rights, water rights, water stock and all other interests, rights and appurtenances of any kind relating to the Real Property, (b) Seller’s interest, if any, in any land lying in the bed of any highway, street, road, avenue, access way or in any easement, opened or proposed, in front of, at a side or adjoining the Real Property, and to the centerline thereof, (c) any award from and after the Closing Date relating to any damage or any condemnation or other taking (whether permanent or temporary) of the Real Property and the rights related thereto, and (d) any insurance proceeds relating to any casualty loss due and owing to Seller as a result of damage or destruction of all or any portion of the Real Property, to the extent not applied by Seller to restore the Real Property.

Seller’s Knowledge. “Seller’s Knowledge” means the actual knowledge as of the date hereof and as of the date of Closing, without independent inquiry, of Kenneth R. Beuley or -Derek Salfia.   Seller represents that Kenneth R. Beuley and Derek Salfia are the persons with direct responsibility for the development and management of the matters in this Agreement to which “Seller’s knowledge” applies (if any of Seller’s officers or employees have such knowledge).  No inquiries or investigations, or knowledge of events or circumstances existing or occurring prior or subsequent to Seller’s acquisition of the Property shall be deemed attributed to Seller unless it can be proven that Kenneth R. Beuley or Derek Salfia had actual knowledge of such inquiries, investigations, events or circumstances, and failed to disclose such matters to Buyer prior to Closing.  Notwithstanding anything contained herein to the contrary, neither Kenneth R. Beuley nor Derek Salfia have conducted any investigation or inquiry with respect to the representations and warranties set forth herein made “to the best of Seller’s Knowledge” or “to Seller’s Knowledge.”  Seller shall have no liability with respect to any such representations or warranties for any matter not actually known by Kenneth R. Beuley or Derek Salfia.  In no event shall Kenneth R. Beuley or Derek Salfia or any other individual have any personal liability arising out of or pursuant to this Agreement.

Tenant.  “Tenant” means the tenant under the Lease, Argos Therapeutics, Inc., a Delaware corporation.

Title Company.  “Title Company” shall mean a title insurance company licensed by the North Carolina Department of Insurance and selected by Buyer to underwrite a policy of title insurance on the Property in connection with the Closing.

Warranties.  “Warranties” means all warranties pertaining to the Improvements and Personal Property that are presently in effect, including, without limitation that certain warranty described in Section 7.2(b) of the Lease, which warranty will survive termination of the Lease.

SECTION 2.  Purchase Price and Terms of Payment.

The purchase price (“Purchase Price”) for the Property is Seven Million Six Hundred Twenty Thousand Six Hundred Sixty and No/100 DOLLARS ($7,620,660.00) plus (x) the amount, if any, of any unpaid Tenant Changes (as defined in the Lease) that increase the cost of the Landlord’s Work (as defined in the Lease) reduced by the amount, if any, of any Tenant Changes (as defined in the Lease) that decrease the cost of the Landlord’s Work (as defined in the Lease) and (y) the amount of the Additional Amortizable Improvement Allowance paid to Tenant, if any.   The Purchase Price shall be paid by Buyer as follows:

(a)           Within three (3) business days after the Effective Date, Buyer shall deposit the sum of Three Hundred Eighty One Thousand Thirty-Three and No/100 Dollars ($381,033.00) with the Escrow Agent, which the Escrow Agent shall deposit in an interest bearing account at a federally insured financial institution (the “Account”) within two (2) days after receipt of Buyer’s taxpayer identification number.  The deposit, together with interest thereon, shall hereinafter collectively be called the “Earnest Money”. Buyer shall be entitled to all interest accumulating on the Earnest Money and shall either be credited toward the Purchase Price at Closing or paid to Buyer after closing.

(b)           Upon Closing, the Earnest Money shall be applied against the Purchase Price, and the balance of the Purchase Price shall be paid to Seller in immediately available funds.

SECTION 3.  Conveyance and Title.

Subject to the terms and conditions of this Agreement and for the consideration set forth herein, Seller agrees to convey, transfer, assign, sell and deliver to Buyer at Closing all of the following:

(a)           Fee simple title to the Real Property and Improvements, by Special Warranty Deed, subject only to the Permitted Encumbrances and the lien for ad valorem taxes that are not yet due and payable (the legal description for the Real Property to be used in the Special Warranty Deed to Buyer shall be the legal description pursuant to which Seller obtained title to the Real Property).

(b)           All of Seller’s right, title and interest, to the extent assignable, if any, in and to the Contracts, the Lease, the Warranties and the Personal Property.

Subject to the rights of the Tenant under the Lease, Seller agrees to deliver possession of the Property on the Closing Date to Buyer, free of any lease or other right of possession or claim of right of possession by any person or entity, except for the Permitted Encumbrances.

SECTION 4.  Title.

(a)           At Closing, Seller shall convey to Buyer fee simple absolute title to the Property, subject only to the Permitted Encumbrances (as defined in the Lease), except that (i) the exception for ad valorem taxes shall be for ad valorem taxes for the calendar year 2015, (ii)  Seller shall cause the Deed of Trust in favor of Wells Fargo Bank, National Association (number 11 of Exhibit D to the Lease) to be released at Closing and [(iii) that certain Stormwater Facility Agreement and Covenants recorded in Book 7614, Page 685 of the Durham County Register of Deeds shall also be a Permitted Encumbrance.

SECTION 5.  Closing.  The consummation of the transactions contemplated hereby shall be held at the offices of Escrow Agent or by mail, or at such other place as the parties may mutually agree.  As used in this Agreement, “Closing” means the delivery of the deed to Buyer, the delivery of the other closing documents described in Section 7 hereunder and the delivery of the Purchase Price to Seller.  The date of the Closing shall be selected by the Buyer and shall occur on the date that shall be designated in writing by Buyer to Seller not less than five (5) days in advance of such designated date; provided, however, that such designated date shall be not later than the date that is ninety (90) days following the Turnover Date (as defined in Section 1.1.44 of the Lease) and the parties agree that the Closing shall be effected through the Escrow Agent and the physical presence at Closing shall not be required by either representatives of Buyer or Seller.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 6.  Expenses of Closing.

Seller shall pay and be responsible for the costs and expenses of its attorneys in connection with this Agreement and the Closing (unless otherwise provided herein) and shall pay for the deed stamps, and Buyer shall pay all other costs and expenses incurred in connection with the Closing, including without limitation, the cost of any survey and title insurance Buyer obtains, all closing and escrow fees and the cost and expense of any other due diligence performed by Buyer.

SECTION 7.  Closing Documents.

The Seller shall execute and deliver the following documents at Closing:

(a)           Special Warranty Deed for the Real Property, subject only to the Permitted Encumbrances.

(b)           Owner’s affidavit affirming that no labor has been performed on the Parcel by Seller within one hundred twenty (120) days prior to the Closing Date (or if work has been performed certifying as to payment in full) and that there are no outstanding liens or rights to claim liens against the Real Property resulting from the actions of Seller.

(c)           Executed closing statement itemizing the dollar amount of all financial matters relating to the Closing, including the adjustments and prorations provided herein.

(d)           A FIRPTA affidavit.

(e)           A Termination of Lease in substantially the same form as Exhibit B attached hereto which shall provide that all of the obligations of Landlord and Tenant under the Lease arising from and after Closing are terminated.

(f)           A Bill of Sale with respect to the Personal Property (if any) to be conveyed hereunder, free and clear of all liens, claims and encumbrances.

(g)           Assignment of those of the Contracts that Buyer notifies Seller in writing it wishes to assume; Seller shall terminate all other Contracts.

(h)           Assignment of Warranties, such assignment to be without warranty or recourse unless made by Seller as landlord under the Lease.

(i)           With respect to each entity that is a Seller, evidence of Seller’s authority as is reasonably requested by Buyer or the Title Company.

(j)           A return of any Letter of Credit (as defined in the Lease) held by Seller.

Buyer shall execute and/or deliver, as applicable, the following at Closing:

(a)           The balance of the Purchase Price in immediately available funds, as adjusted pursuant to Section 2 and Section 8 of this Agreement.

(b)           A Termination of the Lease in substantially the same form as Exhibit B attached hereto which shall provide that all of the obligations of Landlord and Tenant under the Lease arising from and after Closing are terminated.

(c)           Executed closing statement, itemizing the dollar amount of all financial matters related to the Closing, including the adjustments and prorations provided for herein.

(d)           Such other documents as may be reasonably necessary or desirable in consummating the transaction contemplated by the Agreement, including evidence of the authority of the person(s) executing the closing documents on behalf of Buyer.

SECTION 8.  Prorations and Allocations.

At the Closing, all accrued but unpaid rent due under the Lease shall be prorated so that Seller receives the benefit of all rent accruing under the Lease through the Closing Date.  Ad valorem taxes, assessments, utility charges and other operating expenses shall not be prorated because the tenant under the Lease is obligated to pay all such amounts and Buyer shall be responsible for all such amounts.  Any errors or omissions in computing the adjustments or apportionments at Closing shall be corrected promptly thereafter.

SECTION 9.  Covenants Pending Closing.

Following execution of this Agreement, at all times prior to the Closing and subject to the terms and conditions of the Lease, Seller and Buyer shall each (i) maintain the Real Property and Improvements substantially in the same manner as heretofore conducted and existing and in all events in the ordinary course of business, and (ii) refrain from disposing of any Property, entering into any leases or agreements or otherwise entering into any transaction inconsistent with the transactions contemplated by this Agreement.

SECTION 10.  Conditions Precedent to Closing.

(a)           The obligations of Buyer under this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions precedent, any one or more of which conditions may, at the option of Buyer, be waived in writing by Buyer:

(i)           The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as made on the Closing Date.

(ii)           The timely performance by Seller of all of its obligations under this Agreement, including the execution by Seller (and all other required parties) and delivery of all documents required under Section 7 hereof.

(iii)           The timely performance by Seller of all of its material obligations under the Lease through the day preceding the Closing Date.

(b)           Except for a failure by Seller to deliver the documents required by Section 7 to be executed by Seller, a failure of any of the conditions precedent set forth above shall not constitute a default hereunder by Seller but shall entitle Buyer to terminate this Agreement and receive a refund of the Earnest Money and upon any such termination, neither party hereto shall have any liability to the other except for provisions that expressly survive the termination of this Agreement.

SECTION 11.  Brokerage Commission.

The parties acknowledge and represent to the other that no brokers are involved in this transaction (other than an agent or agent(s) which are acting on behalf of Buyer and shall be compensated by Buyer) and Seller shall not be obligated to pay any amount to any broker claiming by, through or under Buyer. Seller represents that it has paid in full the brokerage commissions due with respect to the lease by Buyer of the Property pursuant to the Lease, including amounts payable to Cushman & Wakefield | Thalhimer.    Buyer and Seller agree that in the event of a breach of the warranties, representations or covenants set forth in this Section, then the breaching or defaulting party shall indemnify and hold the other harmless with respect to any loss or claim, including all attorneys’ fees and costs of litigation through appellate proceedings.  This Section shall survive the Closing.

SECTION 12.  Establishment of Escrow.

(a)           The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and instructions for Escrow Agent.  Seller and Buyer shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent that are consistent with the terms of this Agreement.  Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly agreed by mutual consent of Buyer and Seller.  Buyer and Seller both hereby acknowledge and agree that Escrow Agent shall hold and deliver the Earnest Money and all other deposits that may be made under this Agreement in accordance with the terms and conditions of this Agreement and that Escrow Agent shall be relieved of all liability and held harmless by both Seller and Buyer in the event Escrow Agent makes any disbursement of such monies in accordance with the terms and provisions of this Agreement.  Escrow Agent shall be relieved from any responsibility or liability and held harmless by both Buyer and Seller in connection with the discharge of Escrow Agent’s duties hereunder provided that Escrow Agent exercises ordinary and reasonable care in the discharge of such duties.

(b)           The Earnest Money shall be placed in an interest-bearing account of a federally insured financial institution within two (2) days of receipt of Buyer’s federal tax identification number.  All interest earned on the Earnest Money shall belong to Buyer in all events.  Escrow Agent shall not be responsible for any fluctuations in interest rate paid on the deposit(s) or for penalties for early withdrawal.

SECTION 13.  Default and Remedies.

(a)           Seller’s Default.  If the sale and purchase of the Property contemplated by this Agreement is not consummated because Seller defaults hereunder, then Buyer may, as its sole and exclusive remedy, either (i) terminate this Agreement and upon such termination, the Earnest Money shall be returned to Buyer and neither party shall have any liability or obligation to the other, or (ii) seek specific performance of this Agreement.  A termination because of condemnation, casualty or any other cause beyond Seller’s reasonable control shall not be deemed a default by Seller hereunder and a failure of any of the conditions precedent to Buyer’s obligations hereunder that are not within the reasonable control of Seller shall not constitute a default hereunder.

(b)           Buyer’s Default.  If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Buyer’s default hereunder, the Escrow Agent shall pay over the Earnest Money to Seller, as Seller’s sole and exclusive remedy hereunder for such default of Buyer, the parties hereto acknowledging that it is impossible to estimate more precisely the damages that might be suffered by Seller upon Buyer’s default.  Seller’s retention of said Earnest Money is intended not as a penalty, but as full liquidated damages.  The right to receive and retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Buyer.

SECTION 14.  Warranties and Representations of Buyer.

Buyer hereby warrants and represents as of the Effective Date and as of the Closing Date to, and covenants and agrees with, Seller as follows:

(a)           Legal Capacity.  Buyer has full legal capacity to execute and deliver this Agreement and to perform all of its obligations hereunder.

(b)           Power.  This Agreement and all other agreements, instruments and documents required to be executed or delivered by Buyer pursuant hereto have been or (if and when executed) will be duly executed and delivered by Buyer, and are or will be legal, valid and binding obligations of Buyer.  No governmental consents and permissions are required to be obtained by Buyer for the execution and performance of this Agreement and the other documents to be executed by Buyer hereunder.  The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Buyer is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Buyer.

(c)           No proceedings.  There is not now pending or, to Buyer’s knowledge, threatened, any action, suit or proceeding, legal, equitable or otherwise, before any court or governmental agency or body that might adversely affect Buyer’s ability to perform its obligations hereunder.

SECTION 15.  Warranties and Representations of Seller.

Seller represents, warrants and covenants to Buyer and agrees that, at and as of the Effective Date and at and as of the Closing Date, the following statements shall be true in all respects:

(a)           Power.  Seller has full power to own the Property and conduct the business presently being conducted by it.

(b)           Authority Relative to this Agreement.  The execution, delivery and performance of this Agreement and the closing documents by Seller and the execution, delivery and performance by each individual and/or entity signing this Agreement on behalf of Seller, has been duly authorized and approved by all requisite action on the part of Seller.

(c)           FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Bankruptcy Code.

(d)           Survival and Limits on Recovery. The above representations and warranties shall be true and correct both as of the Effective Date and the Closing Date and shall survive Closing.

(e)           Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES OR USES THAT BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OF MATERIAL, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS, OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.  ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID AND BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND BUYER AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATION AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS.  IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING.  THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

SECTION 16.  Risk of Loss.

Except as provided in the Lease, Seller shall maintain the Improvements to be constructed on the Real Property pursuant to the Lease until the date of Closing.  Notwithstanding the foregoing, in the event of any damage or other casualty to the Property exceeding the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) in repair costs occurring after the Turnover Date and prior to Closing, if the damage cannot be restored within 120 days from the date of casualty, Seller shall immediately give notice of the same to Buyer, and Buyer shall be entitled to cancel this Agreement, or close hereunder without any reduction in the Purchase Price, except that Seller shall assign without recourse or warranty to Buyer any insurance proceeds payable to Seller with respect to such damage or casualty and shall pay to Buyer the amount of any deductible or other self-insured amount.  In the event of any damage or other casualty to the Property in the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) or less in repair costs occurring after the Turnover Date and prior to Closing, if the damage cannot be restored within 120 days from the date of casualty, Seller shall immediately give notice of the same to Buyer, and Buyer shall be entitled to close hereunder without any reduction in the Purchase Price, except that Seller shall assign without recourse or warranty to Buyer any insurance proceeds payable to Seller with respect to such damage or casualty. In the event Buyer cancels this Agreement due to such damage or casualty, the Earnest Money and any other deposit(s) made by Buyer together with any interest earned thereon shall be refunded to Buyer.  If Buyer does not so terminate this Agreement, Seller shall assign or pay over, without recourse or warranty, to Buyer any insurance proceeds payable to or collected by Seller with respect to such damage or casualty, together with the amount of any deductible or other self-insured amount.

SECTION 17.  Condemnation.

If any authority having the right of eminent domain shall commence negotiations with Seller or shall commence legal action against Seller for the damaging, taking or acquiring of all or any material part of the Property, either temporarily or permanently, by condemnation or by exercise of the right of eminent domain, Seller shall immediately give notice of the same to Buyer.  Upon the occurrence of any of the foregoing events, Buyer shall have the right, at its option, to terminate this Agreement by giving notice thereof to Seller on or before the Closing Date, in which event Buyer shall be released of all further obligations hereunder and Buyer’s Earnest Money and any other deposit(s) made by Buyer together with any interest earned thereon shall be returned to Buyer.  If Buyer does not so terminate this Agreement, the Purchase Price for the Property shall be reduced by the total of any awards, settlement proceeds or other proceeds received by Seller prior to the Closing Date with respect to any damage or taking.  At the Closing, Seller shall assign to Buyer all rights of Seller in and to any future awards, settlement proceeds or other proceeds that are payable on or after the Closing Date.  The risk of condemnation or eminent domain shall be borne by Seller until the Closing Date.  In the event of any negotiations with any authority regarding the payment of any awards or other sums or regarding any settlement on account of any damaging, taking or acquiring through condemnation or eminent domain, Seller will inform Buyer of all such negotiations of which Seller has notice and will permit Buyer to take part therein.

SECTION 18.  Notice.

All notices required or allowed by this Agreement shall be delivered in person, by third party courier (including an overnight courier service such as Federal Express) or by certified mail, return receipt requested, postage prepaid, addressed to the party or person to whom notice is to be given at the following addresses:

To Seller:	c/o The Keith Corporation 5935 Carnegie Boulevard, Suite 200 Charlotte, North Carolina 28209 Attn: Greg Keith and Ken Beuley

With a copy to:	Moore & Van Allen PLLC 100 North Tryon Street, 47th Floor Charlotte, North Carolina 28202-4003 Attn: Jeffrey W. Glenney, Esq.

To Buyer:

With a copy to:

Notice shall be deemed to have been given upon the date of mailing or deposit with a nationally recognized overnight mail service, unless a response is required or contemplated hereunder, in which case same shall be deemed given upon receipt.  The addresses for the purpose of this paragraph may be changed by giving notice as provided herein; provided, however, that unless and until such written notice is actually received, the last address stated herein shall be deemed to continue in effect for all purposes hereunder.

SECTION 19.  Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the Property described herein, with the exception of the Lease prior to its termination in accordance with Exhibit B.  This Agreement may not be amended or modified orally.  All understandings and agreements heretofore between the parties with respect to the Property are merged in this Agreement, which alone fully and completely expresses their understanding.  Handwritten provisions shall supersede typewritten provisions.

SECTION 20.  No Waiver.

No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

SECTION 21.  Amendments.

This Agreement may not be amended, modified, altered or changed in any respect whatsoever except by further agreement in writing duly executed by the parties hereto.

SECTION 22.  Captions.

The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereto.

SECTION 23.  Assignment.

Neither Buyer nor Seller shall have the right to assign this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion. Notwithstanding the foregoing, Seller agrees that Buyer may assign this Agreement as part of a bona fide transaction agreement whereby a third party purchases the Property for lease to the Buyer.

SECTION 24.  Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

SECTION 25.  Time.

Time is of the essence with respect to all matters contained herein.  Whenever any time period is to be computed hereunder, the day from which the period shall run is not to be included, and any period ending on a Saturday, Sunday or legal holiday will be extended to the next business day.

SECTION 26.  Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each of the parties.

SECTION 27.  Validity.

In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Agreement shall remain in full force and effect.

SECTION 28.  No Recordation.

Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction. Notwithstanding the foregoing, the parties may disclose this Agreement and its terms publicly (including filing this Agreement with the U.S. Securities and Exchange Commission) to the extent required by applicable law and regulation.

SECTION 29.  Miscellaneous.

Whenever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

SECTION 30.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

SECTION 31.  Attorneys’ Fees.

If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall be reimbursed by the other party hereto for all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.  As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorney performing such service.

SECTION 32.  Termination of Agreement.

It is understood and agreed that if either Buyer or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Buyer from all obligations under this Agreement, except for any breach or default hereto occurring and such obligations as are specifically stated herein to survive the termination of this Agreement.

SECTION 33.  Further Assurances.

Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.  Without limiting the generality of the foregoing, Buyer shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Buyer with respect to the Property.  The provisions of this Section 33 shall survive Closing.

SECTION 34.  Limitation of Liability.

Notwithstanding any contrary provision contained herein, (i) the liability of Seller hereunder (whether for a breach of this Agreement prior to closing, a breach of a representation or warranty, or otherwise) shall in no event exceed the interest of Seller in the Property and any judgments rendered against Seller shall be satisfied solely out of the proceeds of the sale of its interest in the Property and (ii) no member, employee, director, or officer of Seller or of Buyer shall have any personal liability related to or arising under this Agreement.  The provisions of this Section 34 shall not limit or prevent Buyer from obtaining the remedy of specific performance in accordance with the terms of this Agreement.  The provisions of this Section 34 shall survive Closing.

SECTION 35. 1031 Exchange.

Seller acknowledges and agrees that Buyer may be acquiring the Property in exchange for other property and as a part of a 1031 tax deferred exchange.  In that regard, Seller agrees to cooperate with Buyer in connection with any such tax deferred exchange and shall execute any and all documents and instruments reasonably necessary in connection therewith; provided, however, Seller shall not be obligated to incur any expense, cost or liability arising out of such cooperation.

Buyer acknowledges and agrees that Seller may be selling the Property as a part of a 1031 tax deferred exchange.  In that regard, Buyer agrees to cooperate with Seller in connection with any such tax deferred exchange and shall execute any and all documents and instruments reasonably necessary in connection therewith; provided, however, Buyer shall not be obligated to incur any expense, cost or liability arising out of such cooperation and shall not be required to take title to any property other than the Property in connection with such cooperation.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BUYER:

ARGOS THERAPEUTICS, INC. 4233 Technology Dr. Durham, NC 27704

By:	/Jeff Abbey/
Name:	Jeff Abbey
Title:	CEO

SELLERS:

TKC LXXII, LLC, a North Carolina limited liability company

By:	/Kenneth R. Beuley/
Name:	Kenneth R. Beuley
Title:	Authorized Member

Attachments:

Exhibit A - Legal Description of the Real Property
Exhibit B - Form of Termination of Lease
Schedule 1 – List of Contracts

Exhibit A

Legal Description of the Real Property

Being all of Lot 5B as shown on that certain plat prepared by Triangle Surveyors and recorded in the Durham County Register of Deeds office in Plat Book 177 at Page 172 containing 10.828 acres, more or less.

TOGETHER WITH All that tract or certain parcel of land lying in Durham County, North Carolina, and being .319 acres, more or less, as shown on that Final Plat of Street Closing and Recombination for TKC CXVI, prepared by Ronald D. Carpenter, dated August 20, 2008 and recorded in Plat Book 182, page 272, Durham County Registry; said plat of survey is incorporated herein by this reference and made a part of this description; which said tract is designated as Tract 1 in that certain Quitclaim Deed recorded in Book 5818, page 873, Durham County Registry and more particularly described as follows: Beginning at a point designated as “SIP”; thence S 06 deg. 09’ 28” W a distance of 39.00 feet to a point; thence S 31 deg. 31’ 20” E a distance of 93.09 feet to a point, said point being the existing northern right of way boundary of Project 6.804731 in Durham County; thence along and with the existing northern right of way boundary of the project to a point designated as SIP; thence N 51 deg. 22’ 10” E, a distance of 108.10 feet to a point; thence N 83 deg. 43’ 18” E, a distance of 100.00 feet to the point of beginning.

Exhibit B

Form of Termination of Lease

LEASE TERMINATION AGREEMENT

THIS TERMINATION OF LEASE AGREEMENT (this “Agreement”) is entered into as of this ____ of _____________, 2015 by and between TKC LXXII, LLC, a North Carolina limited liability company (“Landlord”), and ARGOS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.           Landlord and Tenant are parties to that certain Lease Agreement dated August 18, 2014 (as amended and extended, the “Lease”) pursuant to which Landlord leased to Tenant the premises (the “Premises”) described therein.

B.           Tenant has exercised its option contained in the Lease to purchase the Premises and Landlord and Tenant now desire to terminate the Lease as of the date that Tenant purchases the Premises, subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord hereby agree as follows:

SECTION 1.  Lease Termination.  (a) Effective as of _____________ [Closing date to be inserted] (the “Termination Date”), Landlord and Tenant hereby agree that the Lease shall be terminated and that all of the benefits, obligations and liabilities of the Landlord and the Tenant thereunder and otherwise relating to the Premises shall cease and terminate and such Lease shall have no further force or effect. Subject to the provisions of Section 2 hereof, Landlord hereby acknowledges and agrees that from and after the Termination Date, all payments of rent (whether basic rent or percentage or additional rent) and other expenses, taxes or other charges otherwise payable under the Lease shall cease to accrue. Tenant hereby acknowledges and agrees that all of the Landlord’s obligations under the Lease accruing after the Termination Date, including, without limitation, the obligation to provide quiet and peaceful enjoyment of the Premises, shall cease and terminate; provided, however, notwithstanding any contrary provision, the Landlord hereby agrees that the its obligations under Section 7.2(b) of the Lease shall survive the termination of the Lease.

SECTION 2.  Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of North Carolina, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  All amendments and/or supplements to this Agreement must be in writing and executed by each party hereto.

SECTION 3.  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement, each of which shall continue to be valid and binding upon the parties.  Unless mutually agreed to by the parties in writing, the failure of any party at any time to require performance by the other party of any provision hereunder shall not affect such party’s rights thereafter to enforce the same nor shall such a waiver by any party of any breach of any provision hereof, which waiver must be expressed in writing, be taken or held to be a waiver of any other term or provision of this Agreement.

SECTION 4.  Final Agreement.  This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by any party with respect to the subject matter hereof.  This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and there are no other agreements or commitments by or among such parties or their affiliates with respect to the subject matter hereof.

SECTION 5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

ARGOS PHARMACEUTICALS, INC.

By:
Name:
Title:

TENANT:

TKC LXXII, LLC, a North Carolina limited liability company

By:
Name:	Kenneth R. Beuley
Title:	Authorized Member

Schedule 1

List of Contracts

None